Exhibit 99.1

KLA-Tencor Reports Earnings of $244 Million on Revenues of $1.5 Billion for Fiscal Year 2004; Fourth Quarter Earnings and Revenues Reach New Highs for the Fiscal Year

     SAN JOSE, Calif.--(BUSINESS WIRE)--July 29, 2004--KLA-Tencor Corporation (Nasdaq:KLAC) today announced operating results for its fourth quarter and 2004 fiscal year ended June 30, 2004. The company reported strong gains for both the quarter and full fiscal year. For the quarter, the company reported net income of $96 million and earnings per diluted share of $0.48 on revenues of $450 million, which represented an increase on both a sequential and year-over-year basis. Revenues rose 16 percent from $390 million in the prior quarter and 46 percent from $308 million compared to the same period last year. Net income was also significantly higher, increasing from $66 million or $0.33 per diluted share in the prior quarter and $29 million or $0.15 per diluted share in the fourth quarter of fiscal 2003. For the full 2004 fiscal year, KLA-Tencor reported net income of $244 million or $1.21 per diluted share on revenues of $1.5 billion versus net income of $137 million or $0.70 per diluted share on revenues of $1.3 billion in its 2003 fiscal year.
     "Our strong financial performance for both the quarter and the year is the direct result of our customers' escalating investments in process control to help them stay on Moore's law and become the low cost producer of advanced chips," stated Ken Schroeder, President and Chief Executive Officer of KLA-Tencor. "This trend is intensifying with each new device generation since process control helps semiconductor manufacturers speed technology ramps, increase manufacturing yields and lower their capital costs by extending the life of their existing process toolsets. As a result, process control continues to represent a larger portion of our customers' capital budgets."
     During the quarter, orders for wafer inspection systems rose sharply, while demand for reticle inspection and metrology systems remained strong. Geographically, Japan and Taiwan represented the largest sequential order increases and were above their historical average share of total orders. The U.S. was within its historical average, while Europe, Korea, China and Singapore were below their historical averages.
     Gross margins improved during the quarter, rising another two percent sequentially to 58 percent compared to 56 percent in the third quarter. This improvement was primarily driven by cost reduction initiatives. Cash, cash equivalents and marketable securities increased by $156 million to $1.88 billion. Accounts receivable increased $10 million to $373 million on higher product shipments. Inventory increased by $27 million to $337 million, as the company continued to ramp production to meet customer demand.

     Forward Looking Statements: Statements in this press release regarding customers' escalating investments in process control and trend of escalating investments in process control are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ materially from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

     About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                                June 30,      June 30,
                                                  2004         2003
----------------------------------------------------------------------
(In thousands)

ASSETS

Cash, short-term investments and marketable
 securities                                 $  1,876,356   $1,487,883
Accounts receivable, net                         372,773      223,535
Inventories                                      337,414      258,799
Land, property and equipment, net                376,052      382,729
Other assets                                     576,584      513,651
                                            -------------  -----------
         Total assets                       $  3,539,179   $2,866,597
                                            =============  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $     63,991   $   33,893
  Deferred system profit                         284,813      177,486
  Unearned revenue                                57,318       48,203
  Other current liabilities                      505,507      391,474
                                            -------------  -----------
         Total current liabilities               911,629      651,056
                                            -------------  -----------
Stockholders' equity:
  Common stock and capital in excess of par
   value                                         984,804      814,968
  Retained earnings                            1,640,587    1,396,886
  Accumulated other comprehensive income           2,159        3,687
                                            -------------  -----------
         Total stockholders' equity            2,627,550    2,215,541
                                            -------------  -----------

         Total liabilities and stockholders'
          equity                            $  3,539,179   $2,866,597
                                            =============  ===========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS


                              Three months ended    Fiscal year ended
                                  June 30,              June 30,
                              2004      2003        2004       2003
----------------------------------------------------------------------
(In thousands, except per share data)

Revenues:
  Product                   $372,546  $240,638  $1,200,160 $1,060,142
  Service                     77,892    67,675     296,558    262,907
                            --------- --------- ---------- -----------
    Total revenues           450,438   308,313   1,496,718  1,323,049

Costs and operating
 expenses:
  Costs of goods sold        187,498   157,292     670,013    671,505
  Research and development    77,110    64,084     280,641    268,291
  Selling, general and
   administrative             64,255    57,855     248,706    253,933
  Non-recurring acquisition,
   restructuring
       and other, net             --        --          --     (9,402)
                            --------- --------- ---------- -----------
    Total costs and
     operating expenses      328,863   279,231   1,199,360  1,184,327
                            --------- --------- ---------- -----------

Income from operations       121,575    29,082     297,358    138,722

Interest income and other,
 net                           6,716     9,552      27,358     41,796
                            --------- --------- ---------- -----------

Income before income taxes   128,291    38,634     324,716    180,518

Provision for income taxes    32,124     9,275      81,015     43,327
                            --------- --------- ---------- -----------

Net income                  $ 96,167  $ 29,359  $  243,701 $  137,191
                            ========= ========= ========== ===========
Basic earning per share:

  Net income                $   0.49  $   0.15  $     1.25 $     0.72
                            ========= ========= ========== ===========
Diluted earnings per share:

  Net income                $   0.48  $   0.15  $     1.21 $     0.70
                            ========= ========= ========== ===========
Weighted average number of
 shares:
   Basic                     196,529   190,670     194,976    189,817
                            ========= ========= ========== ===========
   Diluted                   201,669   196,630     201,799    194,785
                            ========= ========= ========== ===========



     CONTACT: KLA-Tencor
              John Kispert, 408-875-6224 (Chief Financial Officer) john.kispert@kla-tencor.com
              Cary Halsted, 408-875-4094 (Investment Community) cary.halsted@kla-tencor.com
              Kern Beare, 408-875-7039  (Media)
              kern.beare@kla-tencor.com